EXHIBIT 99-3

	Jackson Fund Services
	Fidelity Bond Coverage Requirements

		Total Assets (as of 12/14/12)	Minimum Amount of Bond for Joint Coverage

	JNL Series Trust	$ 91,916,633,122	$ 2,500,000	1
	JNL Variable Fund LLC	10,734,293,000	2,500,000	1
	JNL Investors Series Trust	2,768,081,181	1,900,000	1
	JNL Strategic Income Fund LLC	100,309,855	525,000	1
		Total	$ 7,425,000	1

		Bond Coverage 06/24/2012 - 06/24/2013	$ 8,500,000	2

		Excess Coverage	$ 1,075,000

1	Maximum coverage required.
2	Expires on 06/24/2013
	(Federal Insurance Company (Chubb))